Exhibit 10.9

Restricted Stock Unit	Omnicell, Inc.
Grant Notice	590 E. Middlefield,
Mountain View, CA 94043

Name:	Employee ID:

You have been granted a Restricted Stock Unit Award in Omnicell, Inc. Common Stock as follows:

    Type of Award:     Restricted Stock Unit (RSU)
    Grant No.:
    Equity Incentive Plan:    2009 Equity Incentive Plan
    Date of Grant:
    Shares Subject to Award:
    Fair Market Value per Unit:
    Total Price of Stock Unit:

Vesting Date	Number of Shares Vesting on Vesting Date

Delivery Schedule: Pursuant to Section 6 of the 2009 Equity Incentive Plan Global Restricted Stock Unit Award Agreement (the “Restricted Stock Unit Award Agreement”), the Company shall deliver on each vesting date one share of Common Stock for each Stock Unit which vests on such date, less any shares to be withheld pursuant to Section 10 of such Global Restricted Stock Unit Award Agreement.
By your acceptance of this Restricted Stock Unit Grant, you agree that this award is granted under and governed by the terms and conditions of this Grant Notice, Omnicell, Inc.’s 2009 Equity Incentive Plan (as amended from time to time) (the “Plan”) and by the terms and conditions of the Global Restricted Stock Unit Award Agreement which is attached hereto.

You understand and agree that as of the Date of Grant, this Grant Notice, the Global Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between you and Omnicell, Inc. regarding the grant set forth herein, and the underlying Common Stock, and supersede all prior oral and written agreements on that subject.

Chief Financial Officer

Attachment: Global Restricted Stock Unit Award Agreement

Omnicell, Inc.
2009 Equity Incentive Plan
Global Restricted Stock Unit Award Agreement
Amended by the Compensation Committee
of the Board of Directors: July 22, 2020

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Global Restricted Stock Unit Award Agreement, including any country-specific appendix thereto (the “Appendix” and collectively, the “Agreement”) and in consideration of your services, Omnicell, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2009 Equity Incentive Plan (the “Plan”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. This Agreement shall be deemed to be agreed to by the Company and you upon the acceptance by you of the Grant Notice to which it is attached. Defined terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. This Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of shares of Common Stock subject to the Award. This Award was granted in consideration of your future services to the Company or an Affiliate. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than services to the Company or an Affiliate) with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.
2.Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For purposes of your Award, a termination of your Continuous Service will be deemed to have occurred as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer providing Continuous Services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence). Upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock. For the avoidance of doubt, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the Award.
3.Number of Shares.
(a)The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)Any shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by your Award.
(c)Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.
4.Compliance with Law. You may not be issued any shares under your Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable securities and exchange control laws and regulations relevant to the Company and the offer of the RSUs and the underlying shares of Common Stock, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.
5.Limitations on Transfer. Your Award is not transferable, except by will or by applicable laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Agreement. After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing and to the extent permitted by applicable laws, (i) by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement or (ii) upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
6.Date of Issuance. The Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested shares subject to your Award, including any additional shares received pursuant to Section 3 above that relate to those vested shares on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a U.S. business day, such delivery date shall instead fall on the next following U.S. business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
8.Restrictive Legends. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.
9.Award not a Service Contract.
(a)Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 2 herein or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall:  (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate you and without regard to any future vesting opportunity that you may have.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by continuing to provide Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time.
(c)No claim or entitlement to compensation or damages shall arise from forfeiture of the Awards resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).
10.Responsibility for Taxes.
(a)You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining your services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    On or before the time you receive a distribution of the shares in respect of your Award, or at any time thereafter as requested by the Company and/or the Employer, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the Tax-Related Items. Except as provided below, the Company shall withhold from the shares of Common Stock issuable to you to satisfy the Tax-Related Items. By your acceptance of the Award, you agree that: (i) in the event that such withholding from the shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Company shall instead withhold from any other compensation paid to you by the Company or the Employer in partial or full satisfaction of the Tax-Related Items, and (ii) the Company may determine in its sole discretion to instead withhold from any other compensation paid to you by the Company or the Employer in partial or full satisfaction of the Tax-Related Items, provided that if you are subject to reporting obligations under Section 16 of the Exchange Act, exercise of such discretion is subject to the prior approval and direction of the Committee. In no way limiting the foregoing, the Company is hereby authorized to withhold shares of Common Stock that are otherwise to be issued and delivered to you under this Award in partial or full satisfaction of the Tax-Related Items; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
(b)You agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Unless the obligation for Tax-Related Items is satisfied, the Company shall have no obligation to deliver to you any Common Stock.
(c)In the event the obligation of the Company and/or any Affiliate to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the withholding obligation was greater than the amount, if any, withheld by the Company and/or any Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company and/or any Affiliate to withhold the proper amount.
11.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
12.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Awards and the shares of Common Stock subject to the Awards, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Awards and the shares of Common Stock subject to the Awards, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(g)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)unless otherwise agreed with the Company, the Awards and the shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provider as a director of any parent company or Affiliate;
(i)unless otherwise provided in the Plan or by the Company in its discretion, the Awards and the benefits evidenced by this Agreement, do not create any entitlement to have the Awards or any such benefits transferred to or assumed by another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Common Stock; and
(j)neither the Company, the Employer nor any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Awards or of any amounts due to you pursuant to the settlement of the Awards or the subsequent sale of any shares of Common Stock acquired upon settlement.
14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.Data Privacy. If you would like to participate in the Plan, you will need to review the information provided in this Section 15 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
(a)Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your Employer (“Personal Data”). In order you to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan.
If you are based in the United Kingdom, the EU or EEA, the Company’s legal basis for the processing of Personal Data is the necessity of the processing for the Company's performance of its obligations under the Plan and, where applicable, the Company’s legitimate interest of complying with contractual or statutory obligations to which it is subject.

If you are based in any other jurisdiction, the Company's legal basis for the processing of Personal Data is your consent, as further described below.

(b)Stock Plan Administration and Service Providers. The Company may transfer Personal Data to Morgan Stanley/E*Trade (“Service Provider”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Service Provider may open an account for you to receive and trade shares of Common Stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with Service Provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. Personal Data will be transferred from your country to the U.S., where the Company and its service providers are based. You understand and acknowledge that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in your country of residence. For example, the EU Commission has issued only a limited adequacy finding with respect to the U.S. that applies solely if and to the extent companies self-certify and remain selfcertified under the EU/U.S. Privacy Shield program. In the absence of such certification, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission.
If you are based in the UK/EU/EEA, Personal Data will be transferred from the UK/EU/EEA to the Company based on the Company’s certification under the EU-U.S. Privacy Shield program. The onward transfer of Personal Data by the Company to Service Provider will be based on consent and/or applicable data protection laws. You may request a copy of such appropriate safeguards at GDPR@omnicell.com.
If you are based in any other jurisdiction, the Company’s legal basis for the transfer of the Personal Data to the U.S. is your consent, as further described below.
(d)Data Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, the Company will cease to use Personal Data for this purpose. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations (if you are in the UK/EU/EEA) and/or your consent (if you are outside the UK/EU/EEA).

(e)Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Subject to the conditions set out in the applicable law and depending on where you are based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, you can contact GDPR@omnicell.com or our EU Data Protection Officer as follows:
2B Advice GmbH
Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany
Telephone: +49 228 926165 120
E-Mail: omnicell@2b-advice.com
(f)Necessary Disclosure of Personal Data. You understand that providing the Company with Personal Data is necessary for the performance of the Agreement and that your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
(g)Voluntariness and Consequences of Consent Denial or Withdrawal. If you are located in a jurisdiction outside the UK/EU/EEA, you hereby unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data, as described above and in any other grant materials, by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. If you do not consent or later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Awards or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact your local human resources representative.

Declaration of Consent. If you are based outside of the UK/EU/EEA, by accepting the Awards and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Personal Data processing operations described above including, without limitation, the onward transfer of Personal Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S.

16.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
18.Language. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.Choice of Law; Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
21.Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise accepted by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right, by written notice to you, to impose new provisions or to change the existing provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons to carry out the purpose of the grant.
22.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the Common Stock is listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Awards), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

23.Foreign Asset/Account Reporting Requirements. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.
24.Appendix. Notwithstanding any provisions in this Agreement, the Award grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country, if any, will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
25.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
26.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
27.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

* * * * *

Appendix

Omnicell, Inc.
2009 Equity Incentive Plan

Global Restricted Stock Unit Award Agreement

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Restricted Stock Unit Agreement (the “Agreement”) or the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Stock Unit Award (“RSUs”) granted to you under the Plan if you work and/or reside in one of the countries listed below. This Appendix forms part of the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding exchange control and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs and acquire shares of Common Stock or sell shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you in the same manner.

Australia

Notifications
Offer Document. This Offer Document sets out information regarding the grant of RSUs over shares of the Company to Australian residents and is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.
In addition to the information set out in this Offer Document, you also are being provided with copies of the following documents:
(a)the Agreement;
(b)the Grant Notice;
(c)the Plan;
(d)the U.S. prospectus for the Plan (the “Plan Prospectus”); and
(e)the Employee Information Supplement for Australia.
(collectively, the “Additional Documents”).
The Agreement sets out, among other details, the vesting conditions applicable to your RSUs, information on the settlement of your RSUs and the consequences of a change in the nature or status of your employment.
The other Additional Documents provide further information to assist you to make an informed investment decision in relation to your participation in the Plan. Neither the Plan nor the Plan Prospectus is a prospectus for the purposes of the Corporations Act.
You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Plan.
Securities Law Notification
Investment in shares involves a degree of risk. Eligible persons who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares under the Plan as set out in this Offer Document and the Additional Documents.
The information contained in this Offer Document and the Additional Documents is general information only. Any information set out in this Offer Document or in the Additional Documents in relation to this offer of RSUs does not take into account your objectives, financial situation or needs.

Persons participating in the Plan should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice.

Additional Risk Factors for Australian Residents

Australian residents should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of shares. For example, the price at which shares are quoted on the Nasdaq Global Select Market (“Nasdaq”) may increase or decrease due to a number of factors. There is no guarantee that the price of shares will increase. Factors which may affect the price of shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results is included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q, available upon request. In addition, you should be aware that the Australian dollar value of shares you may acquire at vesting will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Shares of Common Stock
Shares represent common stock in a U.S. corporation, and are analogous to the common shares of an Australian corporation to the extent that your liability is limited as a shareholder. However, ownership of shares may not be taxed in the same manner as ownership of shares in an Australian corporation and a portion of the gain from a disposition of your shares of shares may be subject to U.S. federal income tax. You are urged to consult your own legal and tax advisors concerning the consequences to you of holding and disposing of shares.
Dividends may be paid on shares at the discretion of the board of directors of the Company
Shares are traded on the Nasdaq Stock Market in the United States of America and are traded under the symbol “OMCL”.
Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining Market Price of Shares

You may ascertain the current or historical market price of shares as traded on the Nasdaq at http://www.nasdaq.com under the symbol “OMCL”. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of what the market price per share will be when the RSUs vest or when the shares are issued or of the applicable exchange rate on the actual vesting date or date the shares are issued.
Tax Information
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act). For information related to the Australian tax consequences of the RSUs, please refer to the Employee Information Supplement for Australia.
Canada

Terms and Conditions

Settlement of RSUs.   Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for you, as a resident of Canada, to receive a cash payment and the RSUs shall be paid in shares of Common Stock only.

Nature of Grant. The following provision replaces Section 2 of the Agreement:
Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
For purposes of the Award, a termination of your Continuous Service will be deemed to occur as of the date that is the earlier of (i) the date of your termination, (ii) the date you receive notice of termination, or (iii) the date you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of your employment or service agreement, if any), regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any; unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Awards under the Plan, if any, will terminate as of such date; in the event that the date you are no longer actively providing services cannot be reasonably determined under the terms of this Agreement and the Plan, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the Awards, if any, will terminate effective as of the last date of the minimum statutory notice period but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

The following provisions apply if you are a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Notice and Consent.  This provision supplements Section 15 of the Agreement:

You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. You further authorize the Company and your Employer to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and your Employer to record such information and keep it in your employee file.

Notifications
Securities Law Information. The sale of shares of Common Stock acquired under the Plan may not take place in Canada. This requirement will be satisfied where the shares of Common Stock are sold by the designated broker under the Plan through the facilities of the U.S. stock exchange on which the shares of Common Stock are currently listed (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information.  Canadian residents are required to report their foreign specified property (e.g., shares of Common Stock) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. The RSUs must be reported—generally at a nil cost—if the C$100,000 threshold is exceeded because of other foreign specific property held by you. The shares of Common Stock acquired under the Plan must be reported and their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if such Canadian resident owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

France

Terms and Conditions

RSUs Not Tax-Qualified. The RSUs granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.
Language Consent. By accepting the RSUs, you confirm having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant les droits sur des actions assujettis à restrictions (« restricted stock units » ou « RSUs »), vous confirmez avoir lu et compris le Plan et le Contrat, en ce compris tous les termes et conditions de ces documents, qui ont été fournis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.

Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. If your acquisition of shares acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) you own at least 1% of the Company and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) you hold shares of Common Stock exceeding 10% of the Company’s total Common Stock.

United Arab Emirates

Notifications

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab
Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates
Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai
Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

United Kingdom

Terms and Conditions

Settlement. The following provision supplements Section 3 of the Agreement:

Notwithstanding any discretion contained in the Plan or the Agreement, the RSUs will not be settled in cash or a combination of cash and shares of Common Stock. The RSUs will be settled only in shares of Common Stock.

Responsibility for Taxes. This provision supplements Section 10 of the Agreement:

Without limitation to Section 10 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax or relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on your behalf.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the vesting of the RSUs, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from you by any of the means set forth in Section 10 of the Agreement. You must enter into the Joint Election concurrent with the execution of the Agreement.

If you do not enter into a Joint Election prior to the vesting of the RSUs or if approval of the Joint Election has been withdrawn by HMRC, the RSUs shall become null and void without any liability to the Company and/or the Employer.